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EXHIBIT 99.1
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FOR IMMEDIATE RELEASE:              CONTACT:
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April 24, 2001                          Tom McAuliffe     614/848-8700
                                        John Romelfanger  614/848-8700
                                        Jessica Homan     614/848-8700


                     CNBC BANCORP HOLDS ANNUAL SHAREHOLDERS
                                  MEETING TODAY

         At its annual meeting today, CNBC Bancorp shareholders approved an increase in its authorized shares from 2 million to 3 million which provided the necessary shares for its Board to approve a 3 for 2 stock split to shareholders of record on May 3, 2001. After completion of the stock split, CNBC anticipates filing an application with the National Association of Securities Dealers to be listed on its SmallCap market. Currently, CNBC shares are quoted on the NASD electronic bulletin board under the symbol "CNBD".

         Tom McAuliffe, Chairman, envisions this as another step in improving CNBC's image and stock liquidity for the future. "We anticipate that the brokerage community will view the upgrade of our registration to the SmallCap market as a very positive step. Currently, there are 1,300 companies listed on the SmallCap market. When more brokers become involved with our stock, we believe it will improve its liquidity over the long-term."

         Also at its annual meeting, shareholders added a new director, Clark A. Kellogg to its board. A standout basketball player at Ohio State (1979-82), Kellogg was a 3-year starter and led the Buckeyes in both scoring and rebounding as a sophomore and junior. Mr. Kellogg joined CBS Sports full time in 1997, after having served as studio and game analyst for ESPN (1990-97). He has worked the last seven years on CBS Sports' coverage of the NCAA Men's Basketball Championship, first as a game analyst and then as co-host of first- and second-round studio coverage. He has co-hosted the Final Four and Championship game since 1997.

         Mr. Kellogg resides in Westerville, Ohio with his wife, Rosy, and their three children. He volunteers his time and resources to various organizations, including Fellowship of Christian Athletes, Athletes in Action, United Way, The College Fund/UNCF and his local church.

         Founded by McAuliffe in 1991, COMMERCE NATIONAL BANK, The Bank for Business(sm), was the first independent commercial bank to be chartered in Franklin County in more than 50 years. The Bank was



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organized by local business people specifically to meet the unique banking needs of private and closely held businesses and their owners. The full-service community business bank specializes in offering the flexibility, security, convenience and reliability that successful business owners depend upon from a bank. CNBC STOCK IS TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD UNDER THE
STOCK SYMBOL CNBD.

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